Schedule A

June 1, 2017*

OPPENHEIMER MUNICIPAL FUND

Oppenheimer Rochester Short Duration High Yield Municipal Fund

Classes of Shares

Class A

Class B

Class C

Class Y

*Amended June 1, 2017 to reflect the name change from Oppenheimer Rochester Limited Term Municipal Fund to “Oppenheimer Rochester Short Duration High Yield Fund.”